Exhibit 10.3

Execution Version

FATHOM DIGITAL MANUFACTURING CORPORATION

PERFORMANCE STOCK UNIT AWARD AGREEMENT (INDUCEMENT)

THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of October 23, 2023 (the “Grant Date”) by and between Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”), and Carey Chen (the “Participant”).

WHEREAS, the Participant is commencing employment with the Company as its Chief Executive Officer; and

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant to the Participant of the performance-based Restricted Stock Units (the “Performance Stock Units”) evidenced by this Agreement as of the date hereof as a material inducement to the Participant to accept employment with the Company pursuant to Section 303A.08 of the NYSE Listed Company Manual.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Plan Provisions. The Performance Stock Units are being granted as an inducement award pursuant to Section 303A.08 of the NYSE Listed Company Manual and not under any equity incentive compensation program or plan of the Company. Notwithstanding the preceding sentence, this Agreement shall be construed as if such Performance Stock Units had been granted under the Company’s 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), in accordance and consistent with, and subject to, the provisions of the Plan, the terms of which are incorporated herein by reference. For the avoidance of doubt, in the event that any Performance Stock Units awarded hereunder are cancelled, forfeited or otherwise settled or terminated without a distribution of shares of the Company’s Common Stock, or if any shares of Common Stock underlying the Performance Stock Units are withheld to cover taxes, such shares of Common Stock will not thereafter be deemed to be available for issuance under the Plan. Except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

2. Grant and Vesting of Performance Stock Units.

(a) Shares Subject to Award. As of the Grant Date, the Participant will be credited with 104,911 Performance Stock Units. Each Performance Stock Unit is a notional amount that represents the right to receive one Share of Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, if and when the Performance Stock Unit vests.

(b) Performance Goals. Each of the performance goals (each, a “Performance Goal”) applicable to the Performance Stock Units have been set forth in Exhibit A hereto. The Performance Goals must be attained, if at all, during the performance period applicable to each Performance Goal, as specified in Exhibit A for the respective Performance Goal (as applicable, the “Performance Period”).

(c) Vesting. The Performance Stock Units are eligible to vest in six (6) equal tranches, with each tranche being subject to a different Performance Goal. The vesting of the Performance Stock Units is contingent on (i) the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director, or Consultant (“Service”), from the Grant Date through the later of (A) the fourth (4th) anniversary of the Grant Date and (B) the date on which the applicable Performance Goals are attained, and (ii) the attainment of the Performance Goals during the applicable Performance Period and the subsequent certification of that attainment by the Committee. In the event that any Performance Goal is not attained during the applicable Performance Period, all of the Performance Stock Units in the tranche subject to the attainment of such Performance Goal shall be forfeited automatically without compensation. Notwithstanding the foregoing or anything herein to the contrary, no Performance Stock Unit shall vest prior to the later to occur of (i) the date on which the grant of such Performance Stock Units has been approved by the Company’s shareholders (solely to the extent NYSE deems the grant under this Agreement to fail to satisfy the requirements for an inducement award under Section 303A.08 of the NYSE Listed Company Manual) or (ii) the date on which a registration statement on Form S-8 with respect to the Shares has been filed. For the avoidance of doubt, if the Participant incurs a change in status from an Employee to a Director of the Company or an Affiliate before the Performance Stock Units have vested, such change in status alone shall not constitute a termination of Service for purposes of this Award.

3. Rights as a Stockholder.

(a) Unless and until a Performance Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Performance Stock Unit or that Share.

(b) If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Performance Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Performance Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Performance Stock Units are delivered (or forfeited at the time that the Participant’s Performance Stock Units are forfeited).

4. Termination of Service; Breach of Restrictive Covenants.

(a) Any Termination. In the event that the Participant’s Service terminates for any reason, any Performance Stock Units that are not then vested shall terminate and be cancelled immediately upon such termination of Service.

(b) Termination for Cause; Breach of Restrictive Covenants. In the event that (i) the Participant’s Service terminates for Cause or (ii) the Participant breaches any written restrictive covenant agreement with the Company or a Subsidiary or Affiliate thereof (whether prior to or after the termination of the Participant’s Service), all Performance Stock Units held by the Participant, whether vested or unvested, shall terminate and be cancelled immediately upon such termination of Service.

5. Timing and Form of Payment. Once a Performance Stock Unit vests, the Participant will be entitled to receive a Share in its place, subject to the satisfaction of applicable tax obligations, including, without limitation, the Company’s right to effect a mandatory “sell to cover” transaction on the Participant’s behalf in accordance with Section 6 of this Agreement and Section 16 of the Plan. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Performance Stock Unit. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

6. Tax Withholding; Authorization of Mandatory Sale to Satisfy Tax Obligation. The Company or any Affiliate thereof shall, in accordance with Section 16 of the Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Performance Stock Units in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. Without limiting the foregoing or the Company’s rights to satisfy withholding obligations as described under Section 16 of the Plan, and notwithstanding anything to the contrary in this Agreement, the Participant hereby authorizes the Company to satisfy the applicable tax withholding or remittance requirements by arranging, on the Participant’s behalf, a mandatory sale (a “sell to cover” transaction) of a number of Shares issuable in respect of the Performance Stock Units sufficient to satisfy such applicable tax obligation and collecting and retaining the proceeds of such mandatory sale for remittance to the appropriate tax or other governmental authority.

7. Nontransferability of Performance Stock Units. The Performance Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee.

8. Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

9. Adjustments. The Shares subject to the Performance Stock Units may be adjusted in any manner as contemplated by Section 6 of the Plan.

10. Requirements of Law. The issuance of Shares following vesting of the Performance Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon vesting of any portion of the Performance Stock Units granted hereunder, if such issuance would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

11. No Guarantee of Continued Service. Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

12. No Rights as a Stockholder. Except as provided in Section 3 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Performance Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

13. Interpretation; Construction. Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

14. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i) If to the Company:

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Attention: Chief Human Resources Officer

(ii) If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e) Entire Agreement; Amendment. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written employment agreement or other written agreement between the Company and the Participant, including, but not limited to, any written restrictive covenant agreements). This Agreement may be amended as provided in the Plan.

(f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(g) Code Section 409A Compliance. The Performance Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Performance Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Performance Stock Units in order to cause such portion of the Performance Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(h) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k) Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary and in consideration of receiving this Award, the Award and any dividend equivalents (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Award, or the receipt or resale of any Shares underlying this Award or any other amounts or benefits as required by applicable law) shall be subject to recoupment by the Company to the extent required to comply with applicable law or any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company (including after the Grant Date) to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:	/s/ Caprice Perez

Name:	Caprice Perez

Title:	Chief Human Resources Officer

PARTICIPANT

/s/ Carey Chen
Name:	Carey Chen

[Signature Page to Performance Stock Unit Agreement]

Exhibit A

Performance Goals

Performance Goal Tranche	Portion of PSUs Vesting	Value to be Delivered at Each Stock Price Hurdle	Stock Price Hurdle (determined using a baseline stock price of $3.30)(a)(b)	Stock Price Growth(b)	Number of Shares Potentially Earnable Upon Achievement of Stock Price Hurdle(c)	Performance Period
1	1/6th	$83,333.33	$4.13	25%	20,202	Within 2 years of the Grant Date
2	1/6th	$83,333.33	$4.39	33%	18,987
3	1/6th	$83,333.33	$4.69	42%	17,783	Within 3 years of the Grant Date
4	1/6th	$83,333.33	$4.95	50%	16,835	Within 4 years of the Grant Date
5	1/6th	$83,333.33	$5.21	58%	15,983
6	1/6th	$83,333.33	$5.51	67%	15,121	Within 5 years of the Grant Date

				Total PSUs	104,911

(a)	The baseline stock price is $3.30, representing the closing stock price of one Share as of the trading day immediately preceding the Grant Date.

(b)

Each Stock Price Hurdle relates to one tranche of the Performance Stock Unit award and represents a percentage of Stock Price Growth as compared to the baseline stock price. For a tranche of the Award to vest, the Company must achieve the tranche’s Stock Price Hurdle within the tranche’s Performance Period, as set forth in the above table. Whether the Stock Price Hurdle has been achieved is determined by calculating the trailing thirty (30) business day average of the closing stock price of one Share as of any measurement date that falls within the applicable Performance Period (“Average Stock Price”). For the avoidance of doubt, the first measurement date cannot occur until at least thirty (30) business days have elapsed from the Grant Date.

If the Average Stock Price equals or exceeds the Share Price Hurdle, the Performance Goal for the corresponding Award tranche has been achieved, subject to certification by the Committee and the other vesting conditions set forth herein, and the terms and conditions of the Agreement and the Plan.

(c)

Number of Shares earnable pursuant to the Award determined by taking the Award’s grant value of $500,000 and dividing it evenly across all six tranches, resulting in a per-tranche value of $83,333. Then, take the per-tranche value and divide it by the Stock Price Hurdle to get the number of Shares earnable with respect to the tranche.